
talkEHR™
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MTBC

Issuer Free Writing Prospectus
Filed Pursuant to Rule 433
Registration No . 333-239788
July 16, 2020

MTBC is a healthcare information technology company that provides proprietary cloud-based solutions and business services to healthcare providers.


Revenue
2013 – 2019 CAGR: 35%
$10.5
$18.3
$23.1
$24.5
$31.8
$50.5
$64.4
$105-107
$130-135
2013
2014 IPO
2015
2016
2017
2018
2019
2020 Guidance
2H 2020 Run Rate

All $ in millions.

- Proprietary healthcare IT platform streamlines workflow, increases revenue and decreases expenses for customers
- Successful consolidator in fragmented industry
- Scalable operating cost structure
- Highly respected cloud-based platform
- 2020 revenue guidance: ***$105-107M***
- 2H annual run rate: ***$130-135M***



Award-winning, enterprise-grade cloud platform, including Practice Management (PM), Electronic Health Records (EHR), Patient Experience Management (PXM), Business Intelligence (BI), and Robotic Process Automation (RPA).



Organic Growth

Increased spending on marketing & sales, historically <4% of revenue

Focus on cross-selling and expanding share-of-wallet

Partnerships

Turn smaller competitors into customers

Leverage MTBC's technology and/or offshore team

Acquisitions

Acquire RCM companies and complementary businesses

Leverage efficiency and lower costs to grow adjusted EBITDA


Practice Management
talkEHR™
CareCloud
Electronic Health Records
MTBC
Group Purchasing Organization
Telehealth
Patient Experience Management
Robotic Process Automation
Revenue Cycle Management

Competitive Advantages

Technology Platform



ISO 27001 certified / HIPAA compliant

Global Team

- U.S.-based team with deep healthcare industry knowledge and expertise
- Significantly lower labor costs via ~2,500 English-speaking, college educated, employees in Pakistan and Sri Lanka
- Approximately 400 dedicated technology professionals

Proven Integrator/Operator

- Scalable model with recurring revenue
- Completed 16 acquisitions since July 2014 IPO
- Track record of operating cost reduction, platform enhancement

Transaction Overview

Issuer	MTBC, Inc.
Security	11% Series A Cumulative Redeemable Perpetual Preferred Stock
Ticker / Exchange	MTBCP / Nasdaq Global Market
Proposed Offering Size	$20,000,000[(1)]
Shares Offered / Overallotment	800,000[(1)] + 15% overallotment option
Liquidation Preference	$25.00 per share
Dividends	11% arrears, paid monthly
Optional Redemption	After November 4, 2020 or change of control at $25.00 per share at the discretion of the Company
Use of Proceeds	Working capital, general corporate purposes and growth initiatives, including potential future acquisitions
Expected Pricing Date	July 16, 2020
Bookrunning Managers	B. Riley FBR, Ladenburg Thalmann, National Securities Corporation
Co-Managers	The Benchmark Company, Boenning & Scattergood, Chapin Davis, Colliers International, Wedbush Securities, Inc.

1) Actual offering size may differ materially from the figures shown; offering size to be determined by negotiations between the Company and the underwriters.

Capitalization *after acquiring Meridian**

Common Stock

- NASDAQ: MTBC
- Price: $9.56
- Market cap: $120.0 million
- Shares outstanding: 12,554,691
- Insiders: ~44%

Preferred Stock

- NASDAQ: MTBCP
- Price: $25.50
- Dividend: 11% of redemption value ($25.00), paid monthly
- Equity value: $111.2 million
- Shares outstanding: 4,362,383

**As of July 14, 2020*

Leadership Team

Mahmud Haq – *Executive Chairman*

- Former CEO of Compass International Services (Nasdaq: CMPS) and VP of Global Risk Management, American Express
- B.S. in Aviation Management, Bridgewater State College
- M.B.A. in Finance, Clark University

Stephen Snyder – *Chief Executive Officer and Director*

- Joined MTBC in 2005. Attorney for 17 years with M&A and healthcare law experience.
- J.D. Rutgers School of Law

A. Hadi Chaudhry – *President and Director*

- Joined MTBC in 2002. Previously in various roles in banking & IT sectors, holds numerous information technology certifications

Bill Korn – *Chief Financial Officer*

- Joined MTBC in 2013. 10 year IBM executive, part of the team that created IBM's successful services strategy in the 1990's.
- A.B. Economics, Harvard College. M.B.A. Harvard Business School

Board of Directors

Anne Busquet

- Board member, Pitney Bowes, Intercontinental Hotels
- Former President, American Express Interactive Services

John Daly

- Former EVP and Director of E.F. Hutton & Company

Cameron Munter

- Sr. Advisor, Agora Strategy Group (Berlin)
- Former U.S. Ambassador to Pakistan

Lawrence Sharnak

- Former EVP, American Express Company
- Board of Advisors, Cinch Home Services
- Former Board member, Teach for America New Jersey, A+ for Kids

Statement about Free Writing Prospectus

MTBC has filed a registration statement with the SEC on Form S-1/A, Commission File No. 333-239788, for the offering to which this Fact Sheet relates, but the registration statement has not become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. The registration statement (including the preliminary prospectus) can be accessed through the following link: https://www.sec.gov/Archives/edgar/data/1582982/000149315220013410/forms-1a.htm

Before you invest, you should read the registration statement, prospectus supplement and other documents MTBC has filed with the SEC for more complete information about MTBC and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov or on MTBC's investor relations web site at ir.mtbc.com. Alternatively, MTBC, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Bill Korn at (732) 873-5133 x 133 or emailing bkorn@MTBC.com.

This Fact Sheet contains forward-looking statements within the meaning of the federal securities laws. These statements relate to anticipated future events, future results of operations or future financial performance. Our operations involve risks and uncertainties, many of which are outside our control, and any one of which, or a combination of which, could materially affect our results of operations and whether the forward-looking statements ultimately prove to be correct.

Although we believe that the expectations reflected in the forward-looking statements contained in this Fact Sheet are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. The statements in this Fact Sheet are made as of the date of this Fact Sheet, and the Company does not assume any obligations to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made.

MTBC Contacts:

Bill Korn
Chief Financial Officer
(732) 873-5133
bkorn@mtbc.com

Matt Kreps
Darrow Associates IR
(214) 597-8200
mkreps@darrowir.com